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                                                                     Exhibit (n)

             SECURITY CAPITAL REAL ESTATE MUTUAL FUNDS INCORPORATED

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

     Security Capital Real Estate Mutual Funds Incorporated ("Fund") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, on behalf of its operating series, Security Capital U.S. Real Estate Shares ("SC-US").

A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:

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     1. Class S Shares. Class S shares of SC-US are sold to the general public without an initial or a deferred sales charge.

     Class S shares of SC-US are subject to a distribution and service fee equal, in the aggregate, to .25 of 1% on an annual basis of the average daily net assets of Class S shares paid pursuant to a distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act.

     Class S shares of SC-US are available for purchase only by investors whose minimum initial investment is $1,000. Subsequent investments must be at least $100.

     For individual retirement accounts (including Traditional IRAs and Roth
IRAs), and Coverdell Education Savings Accounts and employee benefit plans qualified under Section 401, 403(b), 457 or 530 of the Internal Revenue Code of 1986, as amended, as well as UGMA or UTMA accounts, the minimum initial investment is $500 and subsequent investments must be at least $100.

     For investors using the Automatic Investment Plan (described in the prospectus for the Class S shares), the minimum initial investment is $100 and subsequent investments must be at least $100.

     The investment minimums may be changed or waived by SC-US at any time.

     2. Class I Shares. Class I shares of SC-US are sold to the general public without an initial or a deferred sales charge.

     Class I shares of SC-US are not subject to a distribution and/or service fee.

     Class I shares are available for purchase only by certain institutional investors whose minimum initial investment in Class I is $200,000. Subsequent investments must be at least $5,000.

     The Fund reserves the right to waive or modify minimum initial and subsequent investment requirements in connection with purchases of Class I shares.

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B.   EXPENSE ALLOCATIONS OF EACH CLASS:

     Certain expenses may be attributable to a particular Class of shares. Each Class shall have any distribution and/or service ("12b-1") plan apply separately to any Class whose shares are subject to such plan and shall pay all of the fees incurred pursuant to the plan for that Class. Each Class may also pay a different share of expenses if such expenses are actually incurred in a different amount by that Class, or if the class receives services of a different kind or to a different degree than that of other classes.

     Each Class may pay a different amount of the following expenses:

     (1)  administration and transfer agency fees;
     (2)  12b-1 fees;
     (3)  shareholder meeting expenses attributable to a specific Class;
     (4) printing and postage fees that are related to preparing and distributing the Fund's prospectus, proxy statements and shareholder reports relating to a specific class; and
     (5) any other expenses subsequently identified that should be allocated to one Class which shall be approved by a vote of the Board of Directors.

     Income, realized gains and losses, unrealized appreciation and depreciation and certain expenses not allocated to a particular Class shall be allocated to each Class based on the net assets of that Class in relation to the net assets of the Fund.

C.   EXCHANGE FEATURE

     Shareholders of Class S shares of SC-US may exchange their Class S shares for Class I shares of SC-US if they are eligible to purchase Class I shares.

     All exchanges shall be effected on the bases of the relative net asset values of the classes without the imposition of any sales load, fee or other charge.

     This exchange feature may be changed or withdrawn on 60 days written notice by the Fund.

D.   CLASS DESIGNATION:

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     Subject to approval by the Board of Directors, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.

E.   ADDITIONAL INFORMATION:

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     This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for each Class; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Class contained in this Plan. The

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prospectus for each Class contains additional information about the Classes and the multiple class structure.

F.   DATE OF EFFECTIVENESS:

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     This Multiple Class Plan shall become effective immediately upon the approval of a majority of the Board of Directors and by vote of a majority of those Directors of the Fund who are not interested persons of the Fund.

     Initially approved by the Board of Directors on June 2, 2004; most recently approved by the Board of Directors on September 8, 2004.


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